United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2010

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported, in March 2010, OXiGENE, Inc. (the “Company”) entered into a definitive agreement with institutional investors to sell shares of its common stock, $0.01 par value per share (the “Common Stock”) and four separate series of warrants to purchase Common Stock in a private placement (the “PIPE”).  Also as previously reported, the Series A, B and C warrants issued in the PIPE transaction (collectively, the “Warrants”) contain “full ratchet” anti-dilution protections, which provide that the exercise price of the Warrants will be adjusted downwards, and the number of shares of Common Stock underlying the Warrants will be adjusted upwards, in the event that the Company issues securities at a price that is below the then-current exercise price of the Warrants.

Beginning on August 11, 2010, the Company sold shares of its Common Stock pursuant to the At Market Issuance Sales Agreement dated July 21, 2010, between the Company and McNicoll, Lewis & Vlak LLC at prices as low as $0.38 per share (the “ATM Sales”). As a result of the ATM Sales, the anti-dilution protections of the Warrants have caused the following changes in the numbers of shares of Common Stock underlying, and the exercise prices of, the Warrants:

The Series A Warrants, which were previously exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.52 per share, are now exercisable for an aggregate of 26,315,780 shares at an exercise price of $0.38 per share, for an aggregate exercise price of $10 million. The Series A Warrants will expire on March 11, 2015 if not exercised on or before that date.

The Series B Warrants, which were previously exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.14 per share, are now exercisable for an aggregate of 19,736,835 shares at an exercise price of $0.38 per share for an aggregate exercise price of $7.5 million.  The Series B Warrants will expire on October 12, 2010 if not exercised on or before that date.

The Series C Warrants, which were previously exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.14 per share, are now exercisable upon certain conditions for an aggregate of 19,736,835 shares at an exercise price of $0.38 per share for an aggregate exercise price of $7.5 million. One Series C Warrant held by a PIPE investor will become exercisable for every Series B Warrant that is exercised by that investor. To the extent that any Series C Warrants become exercisable, they will expire on June 30, 2015 if not exercised on or before that date.

The Series D Warrants issued in the PIPE do not contain anti-dilution protections, and accordingly were not affected by the ATM Sales.

In the event that the Company issues shares of Common Stock at a price per share that is below $0.38 prior to the expiration dates of the Warrants, the anti-dilution protections of the Warrants will cause a further decrease in the exercise price of any outstanding Warrants and a further increase in the number of shares of Common Stock underlying any outstanding Warrants.

The Company also announced that the first pricing period with respect to the Series D Warrants issued in the PIPE ended on August 11, 2010. The terms of the Series D Warrants provide for a second pricing period, which may result in a further adjustment to the number of shares for which the Series D Warrants are exercisable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: August 20, 2010                                                                         /s/ James B. Murphy
By: James B. Murphy
Its: Chief Financial Officer